					EXHIBIT 12.3
					Page 1
OHIO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$292,925	$342,766	$330,398	$211,639	$197,166
Interest and other charges, before reduction for amounts capitalized
and deferred	116,868	74,051	77,077	90,952	83,343
Provision for income taxes	241,173	278,303	309,995	123,343	101,273
Interest element of rentals charged to income (a)	107,611	104,239	101,862	89,354	79,954

Earnings as defined	$758,577	$799,359	$819,332	$515,288	$461,736

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest before reduction for amounts capitalized and deferred	$113,137	$71,491	$75,388	$90,356	$83,343
Subsidiaries’ preferred stock dividend requirements	3,731	2,560	1,689	597	-
Adjustments to subsidiaries’ preferred stock dividends
to state on a pre-income tax basis	3,014	1,975	1,351	651	-
Interest element of rentals charged to income (a)	107,611	104,239	101,862	89,354	79,954

Fixed charges as defined	$227,493	$180,265	$180,290	$180,958	$163,297

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3.33	4.43	4.54	2.85	2.83

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

					EXHIBIT 12.3

OHIO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$292,925	$342,766	$330,398	$211,639	$197,166
Interest and other charges, before reduction for amounts capitalized
and deferred	116,868	74,051	77,077	90,952	83,343
Provision for income taxes	241,173	278,303	309,995	123,343	101,273
Interest element of rentals charged to income (a)	107,611	104,239	101,862	89,354	79,954

Earnings as defined	$758,577	$799,359	$819,332	$515,288	$461,736

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest before reduction for amounts capitalized and deferred	$113,137	$71,491	$75,388	$90,356	$83,343
Preferred stock dividend requirements	6,463	5,062	4,324	5,149	-
Adjustments to preferred stock dividends
to state on a pre-income tax basis	5,264	4,072	3,758	3,263	-
Interest element of rentals charged to income (a)	107,611	104,239	101,862	89,354	79,954

Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$232,475	$184,864	$185,332	$188,122	$163,297

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	3.26	4.32	4.42	2.74	2.83

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.